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                                                                    EXHIBIT 3.1


                 RESTATED CERTIFICATE OF INCORPORATION OF FOCAL, INC.

    Focal, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    A. The name of the corporation is Focal, Inc. The corporation was originally incorporated under the name Pegas Pharmaceuticals, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 27, 1991.

    B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

    C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

    ONE.  The name of this corporation is Focal, Inc.

    TWO. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

    THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOUR. This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation has authority to issue is 50,000,000 with par value of $.01 per share. The total number of shares of Preferred Stock which this corporation has authority to issue is 30,181,540 with a par value of $.01 per share. 1,000,000 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), 666,667 shares of Preferred Stock are designated Series B Preferred Stock ("Series B Preferred"), 4,261,467 shares are designated Series C Preferred Stock ("Series C Preferred"), 7,553,406 shares are designated Series D Preferred Stock ("Series D Preferred"), and 11,700,000 shares are designated Series E Preferred Stock ("Series E Preferred").

    The remaining 5,000,000 shares shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board).


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The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

    The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

    (i) the distinctive designation of such class or series and the number of shares to constitute such class or series;

    (ii) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

    (iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

    (iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

    (v) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

    (vi) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

    (vii) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

    (viii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

    (ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.

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    The corporation shall from time to time in accordance with the laws of the
State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

    The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

    1. Dividends. The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the corporation's assets legally available therefor at the rate of $0.04, $0.06, $0.174, $0.296, and $0.139 per share per annum, respectively. Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock of the corporation. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation's assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend. The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

    2.   Liquidation Preference.

         (a) Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of Preferred Stock shall be entitled to receive prior, and in preference, to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock of the corporation, an amount equal to (i) $0.50 per share for each share of Series A Preferred then so held, (ii) $0.75 per share for each share of Series B Preferred then so held,
(iii) $2.18 per share for each share of Series C Preferred then so held,
(iv) $3.70 per share for each share of Series D Preferred then so held, and
(v) $1.74 per share for each share of Series E Preferred then so held, plus a further amount equal to any dividends declared but unpaid on such shares.

         All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

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         If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full aforesaid preferential amount to the holders of Preferred Stock, such assets as are available shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

         After the payment or the setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock and Preferred Stock shall be entitled to receive all remaining assets of this corporation in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of the shares of Preferred Stock then held by them.

         (b) Consolidation or Merger. A merger, consolidation or sale of all or substantially all of the assets of the corporation which will result in the corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2; provided, however, that the foregoing shall not limit the provisions of Section 4(e)(v) below; provided, further, that any payments made may be made in cash or in securities or other property received from the acquiring entity or in a combination thereof, on the closing of such transaction.

         (c) Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

              (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

              (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

              (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than sixty percent (60%) of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of sixty percent (60%) of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock.

    3.   Voting Rights.

         (a) Preferred Stock. Except as otherwise provided herein or required by law, the holder of each share of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 4 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided herein or required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

         (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

         (c)  Election of Directors.    Except as set forth below, at each
election of directors in which there are an aggregate of at least 100,000 shares of Series E Preferred Stock outstanding (as adjusted to reflect stock dividends, splits, combinations and other recapitalizations), the holders of Series E Preferred Stock, voting as a separate series, shall be entitled to elect one
member to the board of directors.   All other directors shall be elected by the
holders of Common Stock and Preferred Stock voting together on an as-converted basis in accordance with the provision set forth in Section 3(a) above. Vacancies in the board of directors may be filled by a majority of the remaining directors originally elected by the same series, class or classes of shares who could elect an individual to fill such vacancy on the board of directors, though less than a quorum, except that a vacancy created by the removal of a director by the vote or written consent of the stockholders or by court order may be filled by only the vote of a majority of the outstanding shares entitled to vote thereon represented at a duly held meeting at which a quorum is present, or by unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified. The stockholders entitled to vote thereon may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election other than to fill a vacancy created by removal, if by written consent, shall require the consent of the holders of a majority of the outstanding shares entitled to vote thereon.

         (d) Election by Ballot. The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

         (e) Cumulative Voting. At the election of directors of the corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

    4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Preferred Stock. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Price" per share in effect for such series of Preferred Stock at the time of conversion into the "Conversion Value" per share of such series of Preferred Stock. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate" for such series. The Conversion Price per share of
(i) Series A Preferred shall be $0.50 (ii) Series B Preferred shall be $0.75,
(iii) Series C Preferred shall be $2.02 (iv) Series D Preferred shall be $2.9871, and (v) Series E Preferred shall be $1.74. The Conversion Value per share of (i) Series A Preferred shall be $0.50, (ii) Series B Preferred shall be $0.75, (iii) Series C Preferred shall be $2.18, (iv) Series D Preferred shall be $3.70 and (v) Series E Preferred shall be $1.74. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

         (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon (i) the closing of an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, with (x) managing underwriters approved in advance by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, and (y) net proceeds (after deducting underwriting discounts and offering expenses) of at least $20,000,000 or (ii) the affirmative vote or written consent of the holders of at least 70% of the outstanding shares of Preferred Stock of the corporation, voting together as a single class.

         (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date such written notice is given (provided that such holder's certificate or certificates are delivered to the corporation within two business days after such notice is given) or (ii) in any other case, on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, no written notice of election to convert or surrender of certificates shall be required in the event of an automatic conversion pursuant to Section 4(b).

         (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price. Promptly upon conversion, the corporation shall pay to the holders of shares of Preferred Stock so converted an amount in cash equal to any declared but unpaid dividends on the shares of Preferred Stock surrendered for conversion. Notwithstanding the foregoing, in the event of an automatic conversion pursuant to Section 4(b) hereof, any fractional shares resulting from such conversion shall be cancelled.

         (e) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) If the corporation shall issue any Common Stock (other than "Excluded Stock", as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which are covered by Sections 4(e)(iii), (iv), and
(v)), for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately after each such issuance shall forthwith be adjusted, if shares of such series of Preferred Stock are outstanding, to a price equal to the quotient obtained by dividing:

                   (A)  an amount equal to the sum of

                        (w) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this Section 4(e)(i) and to Section 4(e)(ii) below and all shares of Excluded Stock) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                        (x) the consideration received by the corporation upon such issuance, by


                   (B) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this Section 4(e)(i) and to Section 4(e)(ii) below and all shares of Excluded Stock) immediately after the issuance of such Common Stock.

For the purposes of any adjustment of a Conversion Price pursuant to this
Section 4(e)(i), the following provisions shall be applicable:

                        (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                        (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                        (3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock):

                             (A)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                             (B)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                             (C)  on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                             (D)  on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

              (ii) "Excluded Stock" shall mean:

                   (A) all shares of Common Stock and Preferred Stock issued and outstanding on the date hereof;

                   (B) all shares of Common Stock into which the shares of Preferred Stock are convertible;

                   (C) 6,488,000 shares of Common Stock issued or issuable to employees, officers, consultants or directors of, or licensors of technology to, the corporation, under any agreement, arrangement or plan, including any incentive stock plan, approved by the board of directors of the corporation;

                   (D) all warrants issued or issuable to the placement agent(s) in connection with the corporation's Series E Preferred Stock financing, the securities issuable upon exercise of such warrants and any Common Stock issuable upon conversion of any convertible securities issuable upon exercise of such warrants;

                   (E) all shares of Common Stock issued in the Company's initial firm commitment underwritten public offering of Common Stock, provided that such offering results in the conversion of all outstanding Preferred Stock into Common Stock pursuant to this Certificate of Incorporation, as now in effect or as may hereafter be amended.

    All shares of Excluded Stock shall be deemed to be outstanding for all purposes of the computations provided for in Section 4(e)(i) above as well as for purposes of stock dividends, subdivisions, split-ups, combinations or dividends which are covered by Sections 4(e)(iii), (iv) and (v).

              (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

              (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

              (v) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property or cash of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this Section 4(e)(v) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

              (vi) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

              (vii) For the purpose of any computation pursuant to this
Section 4(e), the "Current Market Price" at any date of one share of Common Stock shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 4(e) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation, but if challenged by the holders of more than forty percent (40%) of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the corporation, the cost of such appraisal to be borne by the challenging parties.

         (f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

         (g) No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware.

         (h) Certificate as to Adjustments. Upon the occurrence of each event requiring adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

         (i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution or to vote on any merger, consolidation, or sale of assets, the corporation shall mail to each holder of Preferred Stock and to each holder of outstanding warrants, options or other rights to acquire Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or vote.

         (j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the outstanding shares of Preferred Stock and all shares of Preferred Stock issuable upon exercise of outstanding warrants and options such number of its shares of

Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and all shares of Preferred Stock issuable upon exercise of outstanding warrants and options; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock and all shares of Preferred Stock issuable upon exercise of outstanding warrants and options, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock or warrants, options or other rights to acquire Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each such holder of record at his address appearing on the books of the corporation.

    5. Protective Provisions. So long as 500,000 shares of the Preferred Stock shall be outstanding the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than sixty percent (60%) of the outstanding shares of Preferred Stock:

         (a) Authorized Number. Increase the authorized number of shares of Common Stock, Preferred Stock or any series of Preferred Stock; or

         (b) No Adverse Change. Adversely alter or change the rights, preferences or privileges of any series of Preferred Stock; or

         (c) Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with any series of Preferred Stock as to dividends or assets; or

         (d) Dividends. Pay or declare any dividend on any shares of Preferred Stock or Common Stock; or

         (e) Merger or Consolidation. Merge or consolidate with or into any other corporation, except into or with a wholly owned subsidiary of the corporation with the requisite stockholder approval; or

         (f) Sale of Assets. Sell, convey, or otherwise dispose of, all or substantially all of the property or business of the corporation;

         (g) Section 305. Do any act or thing which would result in the taxation of the holders of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision); or

         (h) Board of Directors. Change the authorized number of directors of the corporation.

    Notwithstanding the foregoing, the provisions of Section 4(b) hereof shall not be amended without the approval (by vote or written consent, as provided by law) of the holders of more than seventy percent (70%) of the outstanding shares of Preferred Stock.

    FIVE.  The corporation is to have perpetual existence.


    SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

    SEVEN. The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

    EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

    NINE. To the fullest extent permitted by the Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

    TEN: (a) The corporation shall indemnify each of the corporation's directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to
Section 145.

         (b) No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General

Corporation Law of the State of Delaware. For purposes of this Article TEN, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

    ELEVEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

    TWELVE. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by David Clapper, its President, and attested by Christopher D. Mitchell, its Assistant Secretary, this 16 day of October, 1997.
                                        --

                             FOCAL, INC.


                             By:  /s/ David Clapper
                                 -----------------------------
                                 David Clapper, President


ATTEST:

/s/ Christopher D. Mitchell
---------------------------
Christopher D. Mitchell,
Assistant Secretary